NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 03, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 17, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization became effective after the close on January 17, 2025. Each share of the Leuthold Core ETF (Old, CUSIP: 527289789) was converted into a number of shares of the corresponding Acquiring Funds equal in aggregate net asset value to such shareholder's shares held at the time of the exchange, without interest, less any applicable fee, and tax. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the Leuthold Core ETF (Old, CUSIP: 527289789) and does not affect the continued listing on NYSE Arca of the Leuthold Core ETF (New, CUSIP: 56167R606). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 21, 2025.